Exhibit a16

DOMINI INVESTMENT TRUST

Amendment

to Declaration of Trust

May 6, 2024

The undersigned, constituting at least a majority of the Trustees of the Trust named above and acting pursuant to the Trust’s Second Amended and Restated Declaration of Trust as most recently amended and restated as of May 15, 2001 (as amended and in effect from time to time) (the “Declaration of Trust”), do hereby certify that in accordance with the provisions of the first sentence of Section 9.3(a) of the Declaration of Trust, the following amendment to the Declaration of Trust has been duly adopted by at least a majority of the Trustees of the Trust, effective as of July 26, 2024:

(a) The Establishment and Designation of Classes of Shares attached as Appendix B to the Declaration of Trust has been amended and restated to read as set forth on Appendix B attached hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

/s/ Amy Domini Thornton	/s/ Gregory Ratliff
Amy Domini Thornton, as Trustee and not individually	Gregory A. Ratliff, as Trustee and not individually

/s/ Caroline Flammer	/s/ John Shields
Caroline Flammer, as Trustee and not individually	John L. Shields, as Trustee and not individually

A copy of the Declaration of Trust, together with all amendments, is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that each signatory above has executed this Amendment to the Declaration of Trust as a trustee, and not individually. The obligations arising out of the Declaration of Trust are not binding upon any trustee, shareholder, officer, employee or agent of the Trust individually.

Appendix B

Amended and Restated

Establishment and Designation of Classes of Shares

Pursuant to Section 6.11 of the Second Amended and Restated Declaration of Trust, as most recently amended and restated as of May 15, 2001 (as amended and in effect from time to time, the “Declaration”), of Domini Investment Trust (the “Trust”), the undersigned, being not less than a majority of the Trustees of the Trust, do hereby amend and restate the existing Establishment and Designation of Classes of Shares appended as Appendix B to the Declaration in order to change the name of Class R shares of Domini Impact Equity Fund to Class Y shares. No changes to the special and relative rights of the existing Classes are intended by this amendment and restatement.

1. The Classes listed below with respect to the identified Series of the Trust have been established and designated, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

Series	Classes
Domini Impact Equity Fund	Investor Shares Class Y Shares (formerly known as Class R Shares) Institutional Shares

Domini Impact Bond Fund	Investor Shares Institutional Shares Class R Shares Class Y Shares

Domini Impact International Equity Fund	Investor Shares Institutional Shares Class Y Shares

Domini Sustainable Solutions Fund	Investor Shares Institutional Shares

Domini International Opportunities Fund	Investor Shares Institutional Shares

2. Each Share of each Class is entitled to all the rights, privileges and preferences accorded to Shares under the Declaration.

3. The number of authorized Shares of each Class is unlimited.

4. All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time (“Prospectus”). The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

5. With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege , (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Class of such Series.

6. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

7. The designation of any Class hereby shall not impair the power of the Trustees from time to time to designate additional Classes of Shares of a or terminate any one or more Classes of a Series hereby designated.

8. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.